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EXHIBIT 99.1

          CARDIOGENESIS COMMENTS ON PRELIMINARY FOURTH QUARTER RESULTS, COST REDUCTION MEASURES; NAMES DARRELL F. ECKSTEIN INTERIM CFO

           Michael A. Tuckerman Promoted to Vice President U.S. Sales



FOOTHILL RANCH, CA (January 17, 2002) . . . CardioGenesis Corporation (Nasdaq:CGCP), the market leader in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Revascularization (PMR), announced today that its preliminary financial results for the fourth quarter ended December 31, 2001, did not meet internal expectations due in large part to a drop in laser sales resulting from unfavorable economic conditions, which negatively impacted capital equipment budgets of its prospect hospitals during the quarter and lengthened decision cycles.

        Revenue for the fourth quarter is expected to be between $2.4 million and $2.6 million, and the Company anticipates reporting an operating loss of between $2.9 million and $3.3 million, before any special charges. CardioGenesis plans to announce final results for its fourth quarter and year-ended December 31, 2001, and host a conference call, in mid- to late-February.

Organizational Streamlining and Cost Reductions:

        Due to the preliminary fourth quarter results, CardioGenesis has taken a number of steps to reorganize and realign its domestic sales force and corporate staff and to reduce the Company's cost structure to amounts appropriate for current and expected mid-term levels of revenue.

        In the sales and marketing organization, a number of under performing sales territories were eliminated and combined with other territories resulting in a sales force reduction of approximately 40 percent. The sales and marketing organization now has 18 professionals. Combined with a 15 percent reduction in corporate staff, the total company-wide staff reduction is approximately 28 percent. These changes are expected to generate annual payroll cost savings of approximately $1.7 million. In addition, a number of other cost containment measures have been implemented.

        "While we are all very disappointed with the fourth quarter results, we are committed to reaching our goal of becoming profitable and increasing shareholder value," said Chairman, President and CEO Michael J. Quinn. "We have streamlined our workforce, eliminated non-essential expenses and are emphasizing strict cost controls as we continue to focus on making our TMR franchise profitable and obtaining FDA clearance of PMR before year-end."

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CARDIOGENESIS COMMENTS ON PRELIMINARY FOURTH QUARTER RESULTS

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Eckstein Named Interim CFO:

        The Company also announced that Darrell F. Eckstein, the Company's Vice President of Operations, has been named interim Chief Financial Officer, Secretary and Treasurer, effective immediately. Eckstein, who reports directly to Chairman, President and CEO Michael J. Quinn, takes over those functions from
J. Stephen Wilkins, 48, who has left the Company to pursue other interests.

        Eckstein, 44, a veteran senior finance and operations executive in the medical device and health care industries, came to CardioGenesis in December 2000 after four years at Irvine, CA-based Imagyn Medical Technologies, where he served as Vice President and General Manager of the Surgical Products Division responsible for corporate engineering, manufacturing, warehousing and distribution, as well as finance, human resources and customer relations. Prior to that he spent two years as Vice President, Finance and Chief Financial Officer of Richland, MI-based Richard-Allen Medical Industries Inc, and from 1991 to 1995, Eckstein was Vice President, Finance and Chief Financial of National Emergency Services Inc., located in Tiburon, CA. Eckstein also worked for Deloitte & Touche LLP as a senior audit manager for 11 years. He graduated from Indiana University with a Bachelor of Science in Accounting.

        Quinn said that once the Company returns to a path of increasing sales and profitability, it would take steps to fill the CFO slot permanently.

Tuckerman Promoted to Vice President U.S. Sales:

        The Company also announced that, effective immediately, senior sales veteran Michael A. Tuckerman, 35, has been promoted to Vice President, U.S. Sales, reporting to Quinn. Tuckerman, who joined CardioGenesis in May 2001 as General Manager, Central Area, replaces Thomas L. Kinder, 38, who recently left the Company to pursue other business interests.

        Prior to coming to CardioGenesis, Tuckerman was a top sales performer at a variety of companies specializing in cardiovascular medical devices. For four years, from 1997-2001, he was Cardiovascular Sales Specialist and Field Training Manager at Redwood City, CA-based Heartport Inc. where his duties included training cardiothoracic surgeons on products and techniques and negotiating sales with hospital CFOs and CEOs. Tuckerman's last position held at Heartport was National Manager of Sales. Heartport was acquired by Johnson & Johnson last year.

        Prior to Heartport, from 1995-1997, Tuckerman was a Technical Sales Representative at Minneapolis, MN-based Schneider, Inc., a division of Pfizer, Inc., and from 1991-1995, Tuckerman was the Midwest Area Manager at Norwalk, CT-based U.S. Surgical Corporation. Tuckerman graduated from Indiana University with a Bachelor of Science in Marketing.

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CARDIOGENESIS COMMENTS ON PRELIMINARY FOURTH QUARTER RESULTS
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About CardioGenesis Corporation:

        CardioGenesis is a medical device company specializing in the treatment of cardiovascular disease and is the leader in products that stimulate cardiac angiogenesis. The Company's market-leading Holmium YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as transmyocardial revascularization (TMR) to treat patients suffering from angina. The CardioGenesis TMR procedure, which is marketed in the U.S., Europe and Asia, has been shown to reduce angina and improve the quality of life in patients with coronary artery disease. The Company's PMR device is currently being marketed in selected countries in Europe, after having received a CE mark.

For more information on the Company and its products, please visit the CardioGenesis web site at http://www.cardiogenesis.com. For investor relations information, visit the CardioGenesis pages in the "Client" section of the Allen & Caron Inc web site at www.allencaron.com.

        Any forward-looking statements in this news release related to the Company's sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Other factors that could cause CardioGenesis' actual results to differ materially are discussed in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2000, Quarterly Report on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, and the Company's other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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